Exhibit 99.2

Independent Auditors’ Review Report

Board of Directors and Stockholders

OnKure, Inc.:

Results of Review of Interim Financial Information

We have reviewed the financial statements of OnKure, Inc. (the Company), which comprise the balance sheet as of June 30, 2024, and the related statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows for the three- and six-month periods ended June 30, 2024 and 2023, and the related notes (collectively referred to as the interim financial information).

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in accordance with U.S. generally accepted accounting principles.

Basis for Review Results

We conducted our reviews in accordance with auditing standards generally accepted in the United States of America (GAAS) applicable to reviews of interim financial information and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of interim financial information is substantially less in scope than an audit conducted in accordance with GAAS and in accordance with the auditing standards of the PCAOB, the objective of which is an expression of an opinion regarding the financial information as a whole, and accordingly, we do not express such an opinion. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our reviews. We believe that the results of the review procedures provide a reasonable basis for our conclusion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying interim financial information has been prepared assuming that the Company will continue as a going concern. Note 1 of the Company’s audited financial statements as of December 31, 2023, and for the year then ended, includes a statement that substantial doubt exists about the Company’s ability to continue as a going concern. Note 1 of the Company’s audited financial statements also discloses the events and conditions, management’s evaluation of the events and conditions, and management’s plans regarding these matters, including the fact that the Company has recurring losses from operations and an accumulated deficit as of December 31, 2023. Our auditors’ report on those financial statements includes a separate section referring to the matters in Note 1 of those financial statements. As indicated in Note 1 of the accompanying interim financial information as of June 30, 2024, and for the three and six months then ended, the Company still has recurring losses from operations and an accumulated deficit as of June 30, 2024, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. The accompanying interim financial information does not include any adjustments that might result from the outcome of this uncertainty.

Responsibilities of Management for the Interim Financial Information

Management is responsible for the preparation and fair presentation of the interim financial information in accordance with U.S. generally accepted accounting principles and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of interim financial information that is free from material misstatement, whether due to fraud or error.

Report on Balance Sheet as of December 31, 2023

We have previously audited, in accordance with GAAS and in accordance with the auditing standards of the PCAOB, the balance sheet as of December 31, 2023, and the related statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited financial statements in our report dated May 13, 2024. In our opinion, the accompanying balance sheet of the Company as of December 31, 2023 is consistent, in all material respects, with the audited financial statements from which it has been derived.

/s/ KPMG LLP

Boulder, Colorado
August 19, 2024

ONKURE, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,633	$29,876
Prepaid expenses and other current assets	5,163	3,890

Total current assets	23,796	33,766
Property and equipment, net	1,223	1,432
Operating lease right-of-use asset	405	478
Other assets	49	58

Total assets	$25,473	$35,734

Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$8,261	$3,417
Accrued expenses	4,507	3,660
Operating lease liabilities, current portion	216	208

Total current liabilities	12,984	7,285
Convertible notes payable, net of debt issuance costs	5,858	—
Operating lease liabilities, net of current portion	357	466
Other long-term liabilities	26	—

Total liabilities	19,225	7,751

Commitments and contingencies
Convertible preferred stock, Series C, $0.0001 par value; 51,141,064 shares authorized; 47,243,806 shares issued and outstanding at June 30, 2024 and December 31, 2023; liquidation preference of $195,823 as of June 30, 2024 and December 31, 2023, respectively	129,825	129,825
Stockholders’ deficit:
Common stock, Class A, $0.0001 par value; 78,000,000 and 40,000,000 Shares authorized; 13,386,958 and 13,296,584 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively.	1	1
Common stock, Class B, $0.0001 par value; 9,589,983 shares authorized; no shares issued and outstanding.	—	—
Additional paid-in capital	2,148	208
Accumulated deficit	(125,726)	(102,051)

Total stockholders’ deficit	(123,577)	(101,842)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$25,473	$35,734

The accompanying notes are an integral part of these financial statements.

ONKURE, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$10,752	$7,514	$19,318	$15,037
General and administrative	3,591	1,120	4,857	2,349

Total operating expenses	14,343	8,634	24,175	17,386

Loss from operations	(14,343)	(8,634)	(24,175)	(17,386)

Other income and (expense):
Interest income	230	451	526	524
Interest expense	(26)	—	(26)	—

Total other income	204	451	500	524

Net loss and comprehensive loss	$(14,139)	$(8,183)	$(23,675)	$(16,862)

Net loss per share attributable to common stockholders, basic and diluted	$(1.06)	$(0.62)	$(1.77)	$(1.56)

Weighted-average shares used in computing net loss per share, basic and diluted	13,370,466	13,265,671	13,339,473	10,791,145

The accompanying notes are an integral part of these financial statements.

ONKURE, INC

STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share information)

(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2023	47,243,806	$129,825	13,296,584	$1	$208	$(102,051)	$(101,842)
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	42,476	—	10	—	10
Share-based compensation expense	—	—	—	—	107	—	107
Net loss	—	—	—	—	—	(9,536)	(9,536)

Balances as of March 31, 2024	47,243,806	$129,825	13,339,060	$1	$325	$(111,587)	$(111,261)
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	47,898	—	10	—	10
Share-based compensation expense	—	—	—	—	1,813	—	1,813
Net loss	—	—	—	—	—	(14,139)	(14,139)

Balances as of June 30, 2024	47,243,806	$129,825	13,386,958	$1	$2,148	$(125,726)	$(123,577)

Balances as of December 31, 2022	25,822,452	$64,389	7,745,744	$1	$2,655	$(57,074)	$(54,418)
Issuance of Series C Preferred Stock under a stock purchase agreement, net of issuance costs of $0.7 million	19,463,456	53,068	—	—	—	—	—
Issuance of Class A Common Stock and Series C Preferred Stock in exchange of Series A, A-1, and Series B Preferred Stock under a stock purchase agreement	1,957,898	12,376	5,402,428	—	(2,711)	(9,666)	(12,377)
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	96,666	—	41	—	41
Share-based compensation expense	—	—	—	—	15	—	15
Net loss	—	—	—	—	—	(8,679)	(8,679)

Balance as of March 31, 2023	47,243,806	$129,833	13,244,838	$1	—	$(75,419)	$(75,418)
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	10,833	—	5	—	5
Share-based compensation expense	—	—	—	—	17	—	17
Net loss	—	—	—	—	—	(8,183)	(8,183)

Balances as of June 30, 2023	47,243,806	$129,825	13,255,671	$1	$22	$(83,602)	$(83,579)

The accompanying notes are an integral part of these financial statements

ONKURE, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(23,675)	$(16,862)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	1,920	32
Depreciation and amortization	226	197
Amortization of right-of-use assets	73	86
Amortization of debt issuance costs	1	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,264)	547
Accounts payable, accrued and other liabilities	5,718	454
Lease liabilities	(101)	(100)

Net cash used in operating activities	(17,102)	(15,646)

Cash flows from investing activities:
Purchases of property and equipment	(19)	(71)

Net cash used in investing activities	(19)	(71)

Cash flows from financing activities:
Proceeds from the sale of Series C Preferred Stock	—	53,783
Payment of issuance costs associated with the issuance of Series C Preferred Stock	—	(724)
Proceeds from the issuance of convertible notes payable	6,000	—
Payment of issuance costs associated with issuance of convertible notes payable	(142)	—
Proceeds from the issuance of common stock	20	47

Net cash provided by financing activities	5,878	53,106

Net increase (decrease) in cash and cash equivalents	(11,243)	37,389
Cash and cash equivalents at beginning of period	29,876	11,543

Cash and cash equivalents at end of period	$18,633	$48,932

Supplemental disclosure of non-cash financing activities:
Issuance of Series C Preferred Stock on conversion of prior Preferred Stock	$—	$23,313

The accompanying notes are an integral part of these financial statements

ONKURE, INC.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

(1) DESCRIPTION OF BUSINESS

OnKure, Inc. (“OnKure” or the “Company”) is a clinical-stage biopharmaceutical company focused on the discovery and development of precision medicines that target biologically validated drivers of cancers that are underserved by available therapies. Using a structure- and computational chemistry-driven drug design platform, OnKure is committed to improving clinical outcomes for patients by building a robust pipeline of small molecule drugs designed to selectively target specific mutations thought to be key drivers of cancer.

Liquidity and Capital Resources

The Company had recurring losses from operations, an accumulated deficit of $125.7 million and cash and cash equivalents of $18.6 million as of June 30, 2024. The Company’s ability to fund its ongoing operations is highly dependent upon raising additional capital through the issuance of equity securities, issuing debt or other financing vehicles. As a result, the Company has determined that substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of the issuance of these financial statements does exist.

The Company’s ability to secure capital is dependent upon success in discovering and developing its drug candidates. The Company cannot provide assurance that additional capital will be available on acceptable terms, if at all. The issuance of additional equity or debt securities will likely result in substantial dilution to the Company’s stockholders. Should additional capital not be available to the Company in the near term, or not be available on acceptable terms, the Company may be unable to realize value from the Company’s assets or discharge liabilities in the normal course of business, which may, among other alternatives, cause the Company to delay, substantially reduce, or discontinue operational activities to conserve cash, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. The Company believes that the $18.6 million of cash and cash equivalents on hand as of June 30, 2024, will not be sufficient to fund its operations in the normal course of business and meet its liquidity needs through at least the next 12 months from the issuance of these financial statements. As such, the Company will need to raise additional capital to finance its operations and the ability to do so is uncertain. As a result, the Company has determined there is substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of the issuance of these financial statements.

Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on the Company’s financial condition and its ability to discover and develop its product candidates. Changing circumstances may cause the Company to consume capital significantly faster or slower than currently anticipated. If the Company is unable to acquire additional capital or resources, it will be required to modify its operational plans. The estimates included herein are based on assumptions that may prove to be wrong, and the Company could exhaust its available financial resources sooner than currently anticipated.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company has prepared the accompanying unaudited financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company recommends that these unaudited financial statements be read in conjunction with the audited financial statements and the notes thereto included in the Company’s audited financial statements for the year ended December 31, 2023.

In the opinion of management, all adjustments, including normal recurring adjustments, considered necessary for a fair presentation of the financial statements, have been included in the accompanying unaudited financial statements. Interim results are not necessarily indicative of results that may be expected for any other interim period or for an entire year.

Summary of Significant Accounting Policies

The significant accounting policies used in the preparation of these financial statements for the period ended June 30, 2024 are consistent with those discussed in Note 3 to the financial statements in the Company’s audited financial statements for the year ended December 31, 2023.

Use of Estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Although these estimates are based on the Company’s knowledge of current events and actions it may take in the future, actual results may ultimately differ from these estimates. The most significant estimates relate to external research and development expenses, and the fair value of stock options and restricted stock awards and units.

Fair Value of Financial Instruments

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of financial instruments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1 — Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 — Valuations are based on quoted prices for similar assets or liabilities in active markets, or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly. The Company had no Level 2 valuations for the periods ended June 30, 2024, or year ended December 31, 2023, respectively.

Level 3 — Valuations are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate of what market participants would use in valuing the asset or liability at the measurement date. The Company had no Level 3 valuations for the periods ended June 30, 2024, or year ended December 31, 2023, respectively.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, receivables, prepaid and other current assets, accounts payable, notes payable, and accrued expenses approximate their fair values because of the short maturity of these instruments.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to update reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. This update is effective beginning with the Company’s 2024 fiscal year annual reporting period, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations. The requirements of the ASU are effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this pronouncement.

The Company continues to monitor new accounting pronouncements issued by the FASB and does not believe any accounting pronouncements issued through the date of this report will have a material impact on its financial statements.

(3) LEASES

The Company leases office and lab facilities in Boulder, Colorado under non-cancellable operating leases.

Other information related to the Company’s operating leases are as follows:

	As of June 30,
	2024	2023
Weighted-average remaining lease term (years)	2.5	3.5
Weighted-average discount rate	4.50%	4.50%
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases (in thousands)	$101	$100

The aggregate maturities of the Company’s operating lease liabilities were as follows as of June 30, 2024 (in thousands):

2024	$118
2025	240
2026	247

Total future minimum lease payments	605
Less: Imputed interest	(32)

Total	$573

(4) SHARE-BASED COMPENSATION

The Company had share-based compensation plans which are described below:

2011 Equity Incentive Plan

In October 2011, the Company established an equity incentive plan (the “2011 Plan”). The 2011 Plan provides for the grant of stock options and restricted stock awards (“RSA”) to employees, non-employee directors, advisors, and consultants. The aggregate number of shares of common stock that may be issued under the 2011 Plan will not exceed 1,266,000 shares. Shares are no longer available for issuance under the 2011 Plan, which was subsequently terminated in March 2023.

2021 Equity Incentive Plan

In February 2021, the Company established an equity incentive plan (the “2021 Plan”). The 2021 Plan provides for the grant of stock options and RSA to employees, non-employee directors, advisors, and consultants. The aggregate number of shares of common stock that may be issued under the 2021 Plan will not exceed 4,326,997 shares.

2023 RSU Equity Incentive Plan

In September 2023, the Company established an equity incentive plan (the “2023 Plan”). The 2023 Plan provides for the grant of restricted stock units (“RSU”) to employees, directors, and consultants. The aggregate number of shares of common stock that may be issued under the 2023 Plan will not exceed 2,000,000 shares.

Stock Options

Options granted under the Company’s equity incentive plans have an exercise price equal to or in excess of the market value of the Class A Common Stock at the date of grant and expire no more than 10 years from the date of grant. Generally, options vest 25% on the first anniversary of the vesting commencement date and 75% ratably in equal monthly installments over the remaining 36 months. Stock options granted to non-employees generally vest quarterly over two to three years.

As of June 30, 2024, there were 687,274 options available for issuance under the 2021 Plan, of which the Company is restricted from granting stock awards for 361,600 shares of its common stock under certain conditions.

A summary of common stock option activity is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands
Outstanding as of December 31, 2023	7,197,551	$0.40	8.88	$16
Granted	854,795	$0.33
Exercised	(90,374)	$0.21
Canceled	(20,324)	$0.54

Outstanding as of June 30, 2024	7,941,648	$0.39	7.46	$2

Options exercisable as of June 30, 2024	4,289,295	$0.41	6.22	$2

Options vested and expected to vest as of June 30, 2024	7,710,235	$0.39	7.40	$2

As of June 30, 2024, the Company had unrecognized compensation cost for unvested stock options of $365,000, expected to be recognized over a weighted-average period of approximately 2.6 years.

From time to time, the Company grants performance-based stock options. As of June 30, 2024, the Company had granted 358,089 performance-based shares. The company recognized $9,000 and $30,000 in performance-based compensation expense for the three and six months ended June 30, 2024, respectively. No performance-based shares were outstanding as of June 30, 2024. No performance-based shares were granted and no performance-based expense was recognized for the three and six months ended June 30, 2023. These performance-based stock options are not included in the table above.

Restricted Stock Awards and Restricted Stock Units

RSA typically vests 25% on the first anniversary of the issuance date and incrementally vest monthly for the three-year period thereafter. In the event of termination of services, all unvested shares are forfeited, and the Company has the option to purchase all outstanding vested shares at their fair market value.

RSU vests based on a service-based requirement and a liquidity event plus service requirement.

As of June 30, 2024, there were 523,285 RSUs available for issuance under the 2023 Plan.

A summary of restricted stock awards and restricted stock units activity are as follows:

	Shares	Weighted Average Grant Date Fair Value
Unvested balance as of December 31, 2023	1,481,122	$0.33
Vested outstanding (RSA)	4,407	$0.12
Unvested balance as of June 30, 2024	1,040,204	$0.33
Vested outstanding (RSU) as of June 30, 2024	436,511	$0.33

As of June 30, 2024, the Company had unrecognized compensation cost for unvested RSU awards of $328,000, expected to be recognized over a weighted-average period of approximately 2.7 years.

Share-based compensation expense

The following table shows the allocation of share-based compensation expense related to the company’s share-based awards (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Research and development	$1,518	$15	$1,555	$27
General and administrative	295	2	365	5

Total share-based compensation	$1,813	$17	$1,920	$32

The Company recorded accelerated share-based compensation expenses related to modifications of RSUs under certain separation agreements of $1.7 million during the three and six months ended June 30, 2024.

The fair value was determined using the Black-Scholes option pricing model and the following weighted-average assumptions for the six months ended June 30, 2024: expected term 6.07 years, expected volatility 31.94%, risk-free interest rate 4.05% and 0% expected dividend yield. No options were granted in the three months ended June 30, 2024. No options were granted for the three and six months ended June 30, 2023, respectively.

(5) NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE

The Company computes basic loss per share by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share assumes the conversion, exercise or issuance of all potential common stock equivalents, unless the effect of inclusion would be anti-dilutive. For purposes of this calculation, common stock shares to be issued upon exercise of all outstanding stock options and restricted stock units were excluded from the diluted net loss per share calculation for the three and six months ended June 30, 2024 and 2023 because such shares are anti-dilutive.

Outstanding anti-dilutive securities not included in the diluted net loss per share calculation include the following:

	As of June 30,
	2024	2023
Options to purchase common stock	8,299,737	2,991,710
Restricted stock units	1,476,715	—

Total	9,776,452	2,991,710

(6) PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of June 30, 2024 (Unaudited)	As of December 31, 2023
Prepaid clinical trials	$1,494	$3,192
Deferred recapitalization costs	656	—
Other receivables	2,045	273
Prepaid other	968	425

Total prepaid expenses	$5,163	$3,890

(7) PROPERTY AND EQUIPMENT, NET

The following summarizes the components of property and equipment (in thousands):

	As of June 30, 2024 (Unaudited))	As of December 31, 2023
Lab equipment	$706	$706
Leasehold improvements	1,090	1,090
Computer hardware and software	158	141
Furniture and fixtures	160	160

Property and equipment, gross	2,114	2,097
Less: Accumulated depreciation and amortization	(891)	(665)

Property and equipment, net	$1,223	$1,432

Depreciation expense for the three and six months ended June 30, 2024 was $115,000 and $228,000, respectively. Depreciation expense for the three and six months ended June 30, 2023 was $99,000 and $197,000, respectively.

(8) ACCRUED EXPENSES

Accrued expenses consisted of the following (in thousands):

	As of June 30, 2024 (Unaudited)	As of December 31, 2023
Accrued contract manufacturing costs	$864	$1,627
Accrued compensation	1,707	1,663
Accrued legal	1,171	—
Accrued other	765	370

Total accrued expenses	$4,507	$3,660

(9) COMMITMENTS AND CONTINGENCIES

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs because of such indemnifications. The Company is not aware of any claims under indemnification arrangements, and it has not accrued any liabilities related to such obligations in its financial statements as of June 30, 2024.

(10) PROPOSED MERGER

In May 2024, the Company entered into a definitive merger agreement with Reneo Pharmaceuticals, Inc. (Nasdaq: RPHM) (“Reneo”) to combine the Company with Reneo in an all-stock transaction. The combined company will focus on advancing OnKure’s pipeline candidates. Upon completion of the transaction, the combined company is expected to operate under the name OnKure Therapeutics, Inc., and trade on the Nasdaq Global Market under the ticker symbol “OKUR”.

In connection with the transaction, Reneo has entered into a subscription agreement for a $65 million private investment in public equity (PIPE) financing expected to close concurrently with the closing of the merger, with a group of institutional investors.

Pre-merger Reneo stockholders are expected to own approximately 31% of the combined company, and pre-merger OnKure stockholders are expected to own approximately 69% of the combined company, upon the closing of the merger, exclusive of the PIPE financing. The expected relative ownership percentages of pre-Mergers OnKure stockholders and pre-Mergers Reneo stockholders of the combined company are calculated using the treasury stock method, as described in the merger agreement, on a fully diluted basis prior to giving effect to the concurrent PIPE investments and excluding any shares reserved for future grants.

The transaction is expected to close in the second half of 2024, subject to customary closing conditions, including requisite approvals by the stockholders of each company and the receipt of required regulatory approvals (to the extent applicable).

(11) CONVERTIBLE PROMISSORY NOTES

In June 2024, the Company entered into convertible promissory note agreements with certain of its existing investors for up to $12.0 million. At close, the company received total proceeds of $6.0 million and may draw up to an additional $6.0 million in the event the merger with Reno has not closed by September 30, 2024. The notes bear interest rates from 6% to 8% per annum. All unpaid principal and accrued interest are due in December 2025, unless earlier converted. No principal or interest is due until maturity. The Company incurred $142,000 of debt issuance costs related to the convertible promissory notes during the three and six months ended June 30, 2024. Debt issuance costs are amortized as a component of interest expense over the term of the related debt using the straight-line method, which approximates the interest method. The Company recognized $1,000 in interest expense related to the amortization of the debt issuance costs for the three and six months ended June 30, 2024.

The unpaid notes will automatically convert into shares issued in the concurrent PIPE financing at the price per share paid by investors in the concurrent PIPE financing. In the event that the notes have not been converted before a certain date, the note holders have the option to convert the outstanding notes into Series C Preferred stock at a discount. In the event that the company completes a qualified financing, as defined, and the notes have not been converted before a certain date the notes will automatically convert on a qualified financing at a discount.

(12) SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the financial statements are issued.